Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of February 14, 2018, by and between Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the “Company”), and Clifford M. Deal, III (“Executive”).

RECITALS

WHEREAS, Executive served as the Chief Financial Officer and a Senior Vice President of the Company until his resignation from such positions on January 25, 2018; and

WHEREAS, Executive separated from employment with the Company effective February 15, 2018 (the “Separation Date”), and the Company and Executive desire to set forth in writing their agreement regarding Executive’s separation, the benefits to be provided to Executive in connection with such separation and Executive’s post-separation responsibilities to the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1. Confirmation of Resignation; Separation from Employment. Executive hereby confirms his resignation from all positions and offices Executive held at any time with the Company and its subsidiaries and affiliates (the “Company Group”) effective January 25, 2018. Effective as of the Separation Date, Executive’s employment with the Company ceased. Executive will receive promptly after the Separation Date all accrued, but unpaid base salary.

2. Separation Benefits. In consideration of Executive’s promises, covenants and release contained in this Agreement, the Company shall pay Executive $41,666.67 monthly for a period of six (6) months, such amounts to be paid commencing within 45 days after the Effective Date (as defined in Section 9(f)). In addition, the Company will make available, at its sole cost and expense, outplacement services to Executive by a vendor of the Company’s choice for 6 months following the Separation Date. Notwithstanding the foregoing, the Company shall not be obligated to provide Executive the foregoing separation benefits if Executive is not in substantial compliance with the material terms of this Agreement as of the dates of the payments.

3. Return of Property. Executive represents and covenants that he has returned to the Company all property of the Company Group (including but not limited to, passwords/encryption keys for all Company-related files or equipment, all confidential information, trade secrets, keys and access cards to the Company’s offices, all equipment, documents, customer lists, written information, forms, formulae, plans, manuals, designs, blueprints, notebooks, tools, credit cards, passwords, documents or other hard copy, audio/visual, or electronic material or data, software or firmware, records, or copies of the same, belonging to the Company, which were in Executive’s possession or control, without retaining any copy or summary thereof).

4. Continuing Cooperation. Until the expiration of the applicable statutes of limitation, Executive agrees to provide continuing cooperation to the Company in the defense of any asserted or unasserted claims, charges or lawsuits pending against any of the Company Group or made against it in connection with Executive’s employment with the Company Group. Such cooperation shall include, but not be limited to, providing the Company with information, affidavits, deposition testimony or testimony as a witness in any forum. Executive shall be reimbursed for any reasonable, third-party out of pocket expenses incurred at the Company’s request in connection with providing such continuing cooperation.

5. Non-Disparagement. Without limitation as to time, Executive agrees that Executive shall refrain from making any derogatory, disparaging or negative comments, written or oral, about the Company, or any of the CCBCC Releasees (as defined in Section 8(h)), to the press, to present or former Company Group employees or customers, to any individual or entity with whom or which the Company Group has a current or prospective business relationship, or to anyone else which could adversely affect the conduct of the Company’s business or reputation.

6. Confidential Information. Executive shall not without limitation in time, disclose to others or use, whether directly or indirectly, any Confidential Information (as hereinafter defined). For purposes of this Agreement, “Confidential Information” shall mean information about the Company Group or any of their respective clients or customers that was learned by Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or (ii) which becomes available to Executive on a non-confidential basis from a source other than the Company without breach of such source’s confidentiality or non-disclosure obligations to the Company.

7. Protected Disclosures. Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding any provision in any agreement between Executive and the Company, Executive may disclose any confidential or non-public information (i) to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation or (ii) as required by law or order by a court; provided, however, Executive agrees to notify the Company in advance if Executive is required to provide information or testimony in connection with any action brought by a non-governmental or non-regulatory person or entity.

8. Comprehensive Release of Claims and Covenant Not to Sue.

(a) Executive agrees that, in consideration for the separation benefits provided for under Section 2, Executive, for himself, and for his heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges the CCBCC Releasees, as defined below, from any and all claims or liabilities of whatever kind or nature which he ever had or which he now has, known or unknown, against any and all CCBCC Releasees that are attributable to or arose during all periods of time occurring on or prior to the date of this Agreement (collectively, the “Released Claims”).

(b) The Released Claims expressly include, without limitation, to the fullest extent allowed by law, any and all actions, claims, allegations, or violations that Executive might have or raise (i) under or in relation to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990 and the Americans with Disabilities Amendments Act; the Rehabilitation Act; the Lilly Ledbetter Fairpay Act; the Genetic Information Nondiscrimination Act, the National Labor Relations Act; the Family and Medical Leave Act of 1993 as amended; the Civil Rights Act; of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Executive Retirement Income Security Act of 1974; any applicable Executive Order programs; Sarbanes Oxley, or their state or local counterparts; any other federal, state or local civil, whistleblower or human rights law, or any other municipal, local, state or federal law, regulation, or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; (ii) for or in relation to any breach of contract, negligence, breach of fiduciary duty, breach of implied duty of good faith and fair dealing, unfair competition, defamation, wrongful or unlawful discharge, constructive discharge, retaliation, invasion of privacy, personal injury, loss or injury to property, intentional or negligent infliction of emotional distress, disputed or unpaid wages, salary, bonuses, earnings, equity awards, deferred compensation or other forms of compensation; and (iii) including all claims of any nature whatsoever arising out of Executive’s employment with the Company and any claim for costs, fees, or other expenses, including attorneys’ fees incurred in the matters provided for in this release.

(c) Except to the extent contemplated by Section 8(f), Executive covenants not to sue or bring a claim or any legal action whatsoever against any of the CCBCC Releasees with respect to any Released Claim in any forum for any reason. If Executive sues or brings any action against any CCBCC Releasee in violation of the foregoing covenant not to sue, Executive agrees that Executive shall pay all reasonable fees, costs and expenses incurred by the CCBCC Releasees in defending against any such suit or claim, including but not limited to reasonable attorneys’ fees.

(d) Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those that Executive now knows or believes to exist regarding the subject matter of the Released Claims, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and Executive’s decision to enter into this Agreement and grant the release and covenant not to sue contained herein. Nevertheless, Executive, for himself, his heirs, executors, administrators, and assigns, intends to fully, finally and forever settle and release all Released Claims that now exist, may exist or previously existed, as set forth herein, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or claimed to exist, fixed or contingent, both at law and in equity, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts.

(e) In signing this Agreement, Executive acknowledges and intends that it shall be effective to the fullest extent allowed by law as a bar to each and every one of the Released Claims hereinabove mentioned or implied. If it is determined by a court of competent jurisdiction that any Released Claim cannot be waived as a matter of law, Executive expressly agrees that the Release shall nevertheless remain valid and fully enforceable as to the remaining Released Claims.

(f) Nothing in this Agreement prohibits or restricts Executive from filing a claim with or participating in an investigation conducted by the United States Equal Employment Opportunity Commission, or any state or local fair employment practices agency, or any similar federal or state agency that is responsible for enforcing a law on behalf of the government. However, Executive understands and agrees that under this Agreement Executive is waiving, discharging and releasing any claim against the CCBCC Releasees for obtaining any personal or monetary relief for Executive, or any legal fees, based on or arising out of any such claim or investigation.

(g) Notwithstanding any contrary provision of this Agreement, this Agreement does not waive or release Executive’s rights or claims to any benefits that are vested and accrued immediately prior to the Separation Date under an employee benefit plan or program maintained by the Company Group (as defined in Section 1) or claims for indemnification permitted by and pursuant to (i) the Company’s organizational documents or (ii) any liability insurance policy maintained by the Company in each case relating to indemnification of directors, officers and employees of the Company.

(h) For purposes of this Agreement, the “CCBCC Releasees” means each member of the Company Group and their predecessors, affiliates, parents, subsidiaries and joint ventures, their present, former, and future successors and assigns and all of their present, former and future owners, directors, managers, officers, stockholders, members, employees, representatives, agents, assigns, insurers, trustees, employee benefit plans and programs (and the trustees, administrators, fiduciaries, and insurers of such plans and programs) and attorneys, both individually and in their representative capacities.

9. Compliance with Older Workers Benefit Protection Act. By signing this Agreement, Executive specifically acknowledges and represents that:

(a) Executive has been given a consideration period of twenty-one (21) days within which to consider the terms of this Agreement; Executive may execute this document prior to the expiration of the consideration period, in order to expedite the execution of this Agreement and the payment of the consideration hereunder; if the full twenty-one (21) day consideration period has not elapsed at the time Executive signs this Agreement, by Executive’s signature at that time and on that date, Executive expressly acknowledges that Executive has knowingly and voluntarily chosen to sign this Agreement before the expiration of the consideration period;

(b) The Released Claims include any and all claims Executive has or may have arising out of or related to Executive’s employment with the Company or termination of that employment, including any and all claims under the ADEA;

(c) The ADEA claims being waived, released and discharged pursuant to Section 8 do not include any claims that may arise after the date Executive signs this Agreement;

(d) The benefits the Company will provide to Executive under this Agreement include consideration and benefits that Executive was not otherwise entitled to receive before signing this Agreement;

(e) Executive is hereby advised, and hereby acknowledges that Executive has been advised, to consult with an attorney of Executive’s choice and at Executive’s expense prior to signing this Agreement;

(f) In accordance with the notice provisions set forth in Section 17, Executive may revoke this Agreement at any time within seven (7) calendar days after the day Executive signs this Agreement (that is, at any time within seven (7) days after the date of this Agreement), and this document will not become effective or enforceable as to any claims under the ADEA and no benefits under Section 2 will be payable until the eighth day after the date of this Agreement, on which day (the “Effective Date”), this Agreement will automatically become effective and enforceable (unless previously revoked within that seven-day period); and

(g) The terms of this Agreement are clear and understandable to Executive; and Executive HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

10. No Admission. Executive acknowledges that the Company does not admit any liability or wrongdoing by entering into this Agreement. Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by the Company of any violation of any law or regulation or of any liability whatsoever to Executive. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

11. Severability and Reformation. If any part or provision of this Agreement is found to be illegal, invalid or unenforceable by a court of competent jurisdiction, the invalid or unreasonable terms shall be redefined and this Agreement shall be deemed amended to the extent required to render the otherwise unenforceable provision, and the rest of this Agreement, valid and enforceable. If such court declines to amend this Agreement as provided for herein, Executive agrees that such invalid or unenforceable provision shall be fully severable, and this Agreement and its terms shall be construed and enforced as if such unenforceable or invalid provision had never been a part of this Agreement.

12. No Waiver. No waiver by Executive or the Company of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

13. Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.

14. Governing Law; Venue. This Agreement and the legal relations thus created hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina (without regard to conflict of laws principles). In the event of any dispute arising as to the parties’ rights and obligations hereunder or otherwise relating to Executive’s employment with the Company and the termination of that employment, the Company and Executive expressly consent to the sole and exclusive venue and jurisdiction of the federal and state courts of the State of North Carolina, sitting in Mecklenburg County, North Carolina, and hereby waive any defense of inconvenient forum and any right of jurisdiction on account of Executive’s place of residence or domicile.

15. Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of original signed documents in person, and an electronically transmitted copy of a fully executed document shall be sufficient for the enforcement of this Agreement.

16. Assignment. Executive represents and warrants that Executive has not assigned or in any other manner conveyed any right or claim that Executive has or may have to any third party, and Executive shall not assign or convey to any assignee for any reason any right or claim covered by this Agreement, this Agreement, or the consideration, monetary or other, to be received by Executive hereunder. The Company may assign its rights and obligations under this Agreement to any third party at its discretion.

17. Notice Provisions for Signing; Revocation Right. If Executive chooses to revoke his acceptance of this Agreement after having signed it, Executive must provide notice of such revocation delivered to the Company no later than midnight on the last day of the seven (7) day revocation period. To revoke, notice of the same should be given by submitting a written statement of revocation via hand delivery or mail to the Company’s representative at the notice address provided below. To be effective, Executive’s revocation must be in writing and explicitly revoke this Agreement. No attempted revocation after the expiration of such seven (7)

day period shall have any effect on the terms of this Agreement. If Executive revokes this Agreement prior to the Effective Date, its terms and provisions shall be void and without legal effect, and the Company shall have no obligation to provide Executive with any further consideration hereunder. The notice address for the Company shall be as set forth below:

Coca Cola Bottling Co. Consolidated

4100 Coca Cola Plaza

Charlotte, NC 28211

ATTN: President and Chief Operating Officer

18. Further Acknowledgement. Executive has read and carefully considered this Agreement, has had an opportunity to ask questions about it and has had any questions answered to his satisfaction. Further the Company has indicated that Executive is free to discuss this Agreement with Executive’s spouse and Executive’s attorney. Executive is signing this Agreement knowledgeably, voluntarily and without coercion of any kind.

– Signature Page Follows –

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

Coca-Cola Bottling Co. Consolidated

By:	/s/ Henry W. Flint
Name:	Henry W. Flint
Title:	President and COO

/s/ Clifford M. Deal, III
Clifford M. Deal, III